DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Quasar Distributors, LLC (the “Distributor”), Nicholas Fund, Inc., Nicholas II, Inc., Nicholas Limited Edition, Inc., Nicholas Equity Income Fund, Inc., and Nicholas High Income Fund, Inc. (each a “Fund” and collectively, the “Funds”) and Nicholas Company, Inc. (“Adviser”).

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”) that is expected to close on or about March 31, 2020 (the “Closing Date”).

Effective as of the Closing Date, the Funds, the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of May 1, 2005, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds' board of directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended ("1940 Act") and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days' written notice, by the Funds' board of directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC                                            Nicholas Fund, Inc.,

                                                                                                Nicholas II, Inc.,

                                                                                                Nicholas Limited Edition, Inc.,

                                                                                                Nicholas Equity Income Fund, Inc.,

                                                                                                and Nicholas High Income Fund, Inc.

By: /s/ Richard J. Berthy                                                           By: /s/ Jennifer R. Kloehn

      Richard J. Berthy, President                                                      Jennifer R. Kloehn, Senior Vice President & Treasurer

                                                                                                Nicholas Company, Inc.

                                                                                                By: /s/ Lawrence J. Pavelec

                                                                                                       Lawrence J. Pavelec, Executive Vice President & Secretary